 Exhibit 99.1

C O R P O R A T E    P A R T I C I P A N T S

Rob Fink, Hayden IR

Todd Mitchell, Chief Financial Officer

Randy Fields, Chief Executive Officer

C O N F E R E N C E    C A L L    P A R T I C I P A N T S

Thomas Forte, DA Davidson

Ananda Baruah, Loop Capital

P R E S E N T A T I O N

Operator:

Good day everyone. Welcome to today’s Park City Group Fiscal 2019 Third Quarter Earnings Call. At this time, all participants are in a listen-only mode. Later you will have the opportunity to ask questions during a Q&A session. You may register to ask a question at any time by the pressing the star, then one on your touchtone phone, and you may withdraw yourself from the question queue by pressing the pound key. Please not today’s call is being recorded and I will be standing by should you need any assistance.

It is now my pleasure to turn the conference over to Rob Fink of Hayden IR. Please go ahead.

Rob Fink:

Thank you operator and good afternoon everyone. Thank you for joining us today for Park City Group’s Fiscal 2019 Third Quarter Earnings call. Hosting the call are Mr. Randy Fields, Park City Group, CEO and Chairman, and Todd Mitchell, Park City Group, CFO.

Before we begin, I would like to remind everyone that this call could contain forward-looking statements about Park City Group within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not subject to historical facts. Such forward-looking statements are based on current beliefs and expectations. Park City Group Management and are subject to risks and uncertainties which could cause actual results to differ from forward-looking statements. Such risks are fully discussed in the Company's filings with the Securities and Exchange Commission.

The information set forth herein should be considered in light of such risk. Park City Group does not assume any obligation to update information contained in this conference call.

Shortly after the market closed today, the Company issued a press release over viewing the financial result that I will discuss on today's call. Investors can visit the Investor Relations section of the Company's website at parkcitygroup.com to access this news release.

In addition, in our earnings release and on this call, we may refer to GAAP and non-GAAP financial results including free cash flow, EBITDA, Adjusted EBITDA and adjusted earnings per share which are non-GAAP term. We believe these non-GAAP terms are useful measures for the Company primarily because of the significant non-cash charges in its operating statement. Reconciliations of GAAP and non-GAAP results are in the earnings release on the Investor Relations website.

With all that said, I'd now like to turn the call over to Todd. Todd, the call is yours.

Todd Mitchell:

Thank you Rob. Good afternoon everybody. I want to begin by talking a little bit about our business model, and how we think about value creation. We define our business in terms of a network of connections between buyers and suppliers. Each of these connections represents an economic exchange between these two parties, which we are sitting in the middle of, and which we have the potential to monetize.

We have talked about this. We refer to growing our network in terms of scale; or growing the number of connections in our network, and scope; or growing the number of ways we can monetize these connections. These are the metrics of value creation for us, and they are the way that we measure our success.

Over the last few years, we have been focused on growing the scale of our network. Our compliance solution has been the primarily driver of scale because of the number of connections it provides us. I am pleased to say we now have over 84,000 compliance connections, up from 6,500 three years ago. But, we have also been just as intent, on driving our Supply Chain connections. As a result, we now have 342,000 total connections across all of our applications, and growth and supply chain connections is actually accelerating, and we have done this while never shifting our focus away from our customer’s success, and growing the profitability of our business.

Many of you have asked us why revenue growth is not tracked with connection growth. Frankly, this is because our connection growth has proliferated, it has come with us driving our services deeper into the supply chain to smaller suppliers. And, as our services are loosely priced based on the value of the economic exchange between the buyer and the seller, this has put downward pressure on our ASPs.

This is not something that concerns us. We view all connections as a strategic. We want to be in the middle of the economic exchange between every buyer and every seller in the supply chain, because, while we have been driving the scale of our network, we have also been developing capabilities that will increase the scope of what we do across our network, and most of these new capabilities have a much higher ASP than the applications with which we are establishing the initial connections.

This is what MarketPlace is all about. MarketPlace not only changes the dynamic of our relationships with the suppliers in our network by transitioning us from a mandated service they have no choice but to pay for, to a service they want to pay for because it generates incremental revenue for them, the amount we can charge for generating this incremental revenue, as a percentage of that revenue, or the economic value of the connection between the buyer and the supplier, is a multiple of what we can charge for our mandated services. Therefore, we believe it will ultimately drive a significant increase in our ASPs, and when this happens across the network of our scale, it will drive a significant increase in overall revenue.

This is what you need to think about when thinking about how to value our Company, rather than current revenue or current earnings. How big is the network we can create? With literally hundreds of thousands of participants in the U.S. supply chain for food, we see the potential for literally millions of connections.

How much revenue can we generate per connection? As I just mentioned, with the application set we have already developed, we see the potential for ASPs to be a multiple of their current levels. Moreover, by having an end-to-end solution for buyers, which helps a retailer or a wholesaler manage their relationships with their suppliers across the entire workflow of the supply chain from sourcing, to vetting, and then transacting with these suppliers efficiently, we have created a sustainable, and highly defensive, self-reinforcing ecosystem, where in the use of one of our applications leads to the use of another, and each application enhances the value of the other. In in other words, ASP will rise organically.

And finally, how much profit can we generate from this activity? With our superior initial acquisition model and our applications all sitting on a single technology platform, with a single customer interface, and a single sales relation, we think this enterprise will be structurally very profitable, and generate significant amounts of cash flow, for tremendous value creation and returns to our shareholders.

Now let’s look at the numbers for the quarter. Revenue, Fiscal 3Q revenue was $5 million, down modestly from $5.3 million a year ago. Revenue for the quarter was held back by our focus on implementing new use cases for MarketPlace, which also resulted in MarketPlace revenues being down year-over-year in the quarter. It is taking a little longer for MarketPlace revenues to scale than we expected. This is largely due to our own decision to resequence the rollout of use cases. Specifically, to move ahead more aggressively with Similar Supplier and to hold back on some of the seasonal non-core category programs we had emphasized in prior quarters. Nevertheless, underlying trends were more positive than they might appear at first glance. Recurring revenue for both supply chain and compliance was up in the quarter, and revenue for the fiscal year-to-date was up 5% to $16.5 million from $15.7 million a year ago.

For the quarter, where I would instead have you focus is profitability and cash flow. First, net income. We generated net income in fiscal 3Q of $921,000, or $0.05 per share, up nearly threefold from $311,000, or $0.02 per share a year ago. This brought fiscal year-to-date net income to $3.3 million, or $0.16 per share, nearly doubling from $1.7 million, or $0.08 per share in the comparable period last fiscal year.

Second, cash flow. Operating cash flow for the quarter was a record $1.65 million, up from $406,000 a year ago. As a result, free cash flow was $3.4 million fiscal year to date, more than doubling from $1.5 million in the comparable period a year ago. With this strong cash flow, we ended the quarter with a record $18.1 million in total cash, up from $14.8 million a year ago, and $14.9 million at the end of Fiscal 2018.

These results show the benefit of our converged business plan. We are the only one that can offer an end-to-end solution across the entire workflow of the supply chain. As I said, our solution is on a single technology platform, a single customer interface and has a single sales relationship. Not only does this enhance our ability to provide excellent execution, it also creates tremendous amounts of operating leverage with regards to scaling our business.

Let’s look at the expense numbers in a little bit more detail. Cost of services. Cost of service fell 26% to $1.3 million in Fiscal 3Q from $1.8 million a year ago. This translates to a gross margin of 73%. This decrease was primarily due to lower expenses associated with MarketPlace.

Sales and marketing. Sales and marketing fell 6% to $1.5 million in Fiscal 3Q from $1.6 million a year ago. This reduction was due cost savings associated with transitioning to our new Success Team model. Specifically, as the Success Team takes on a larger role, we have been able to shed expenses associated with our legacy sales model.

G&A. G&A fell 21% to $1.0 million in Fiscal 3Q from $1.3 million a year ago. This decrease was due to lower administrative costs and lower third-party consulting fees.

With all of our operating cost components down year over year, total operating expenses fell 18% in Fiscal 3Q to $4.0 million from $4.8 million a year ago. This translated to a GAAP operating margin in excess of 20%, up from 8% in the same quarter a year ago. I would also highlight, that below the line we are seeing some benefits from our growing cash balance and higher yields on that growing cash balance

A final note on cash and cash flow. I want to highlight that the Board has decided to authorize a $4 million share buyback program. Remember, as we have always said, balance sheet strength is important to our customers. As such, we continue to grow our cash balance, even as we execute this buyback program, which should give you an idea of how we view the strength of the Company’s capacity to generate positive cash flow going forward

I am going to pass the call off to Randy to talk more about some of our operating initiatives.

Randy Fields:

Thank you. I want frame my comments in the context of those Todd made about how we view value creation. We are building a network of connections between buyers and suppliers. It is now the largest network of its kind in the world. The network is defined by its scale, how many connections we have in our network; and the network is also defined by its scope, how many applications we sell per connection.

Our revenue is a function of those two measures. As such, MarketPlace is potentially the most significant product launch in the Company’s history. It is that because of its ability to increase the scope of our engagement across the entire network and importantly, do this with very little additional touch.

Over the last few years, we have been primarily focused and extremely successful in our view at driving the scale of our network. We now have 84,000 compliance connections, and 342,000 total connections.

And as we announced today, we have signed a very important partnership to make ReposiTrak the preferred food safety compliance platform in the U.K., thus expanding the scale of our network overseas. In fact, we expect that this will become revenue producing quite soon.

The growth in the scale of our network has obviously been the driver of our profitability, and generated the cash flow that we needed to build out the full platform. Before MarketPlace, our approach to developing this platform was sequential; we let our customers dictate the pace of product adoption. We simply could not go back to our customers every single quarter with a shiny new object. They had to be ready and satisfied with the application they were using before they would listen to our new idea.

MarketPlace will, we believe, give us the ability to break out of this sequential nature of our customer constrained growth. The use of MarketPlace, if we are correct, will happen organically without the need for our account managers’ involvement in each additional transaction. So, as MarketPlace evolves, our revenues will be able to grow with much less dependence on the level of touch we have provided to our customer up until this point in time.

This year we have been preparing to drive the scope of what we do across our network. In fact, in the third quarter, we accomplished a lot. Specifically, we substantially reorganized the sales teams. We completed the move to a larger facility. We increased the capacity of our data center significantly. And, most importantly, we launched the third use case for MarketPlace. This third use case for MarketPlace is an application that we call Similar Supplier and it warrants more commentary.

Before I talk about Similar Supplier, let me recap MarketPlace’s use cases for you: Our first use case was sourcing products for retailers for non-core categories. It was actually conceived by one of our largest customers, and has not only worked, the customer loves it and continues to use it. We shifted resource away from this use case last quarter in order to launch Similar Supplier, but we will come back to it as our focus allows.

Our second use case is sourcing products to retailers when an existing supplier can’t provide adequate product. We’ve got this use case up and running in the second quarter. In fact, it is working well that we are getting follow-on orders and expansion from the first customer. We will also expand this application as focus allows.

As I mentioned, we launched our third and most important use case, Similar Supplier last quarter. Similar Supplier enables our retailer and wholesaler HUBs to use MarketPlace to search for replacement vendors from our entire database of Compliant Suppliers. Interestingly, this is the original use case for which we developed MarketPlace because of how neatly it complements our compliance solution. It makes our compliance service even more compelling.

I also want to explain why Similar Supplier had to be launched at scale, why it couldn’t have been phased in over time, so we could focus more on net new customers. Simply put, our customers said that there was not any point in launching Similar Supplier if it did not have a critical mass of suppliers to search from. By definition, buyers need sellers. You only have one chance to make a good first impression. As such, it was critically important that when we launched Similar Supplier, that virtually every search by a buyer resulted in multiple supplier options.

Getting Similar Supplier to scale required the focus of everyone on the team. Our development team had to rollout sophisticated search capabilities. Our Customer Success Team had to reach out to literally thousands of suppliers to help them add supplementary data about the products they sell.

In refocusing though, we achieved truly an astounding success. We enrolled over 20,000 category participants in Similar Supplier, up from a few hundred at the beginning of the quarter. This resequencing of priorities resulted in the scaling of MarketPlace’s other use cases being pushed out a little and our revenue for the quarter being a little lower than we would have liked. But this was a necessary and temporary disruption, and it positions us uniquely going forward. We will soon begin to capitalize on this success.

Remember, when we started ReposiTrak by way of comparison, it was years before we had 20,000 connections, and by comparison, we scaled to 20,000 participations for Similar Supplier in less than three months. We think this will prove to be a transformative change for our MarketPlace. We now have the largest database linking Compliant Suppliers and their products, allowing our HUBs to search for a Compliant Supplier for virtually anything that they sell.

I also want to emphasize that the monetization model for Similar Supplier is still being explored and tested. We have a range of options and we will likely end up with a mix of revenue producing programs. What are they? One is an advertising-based model. With this, we actually have several variants. Suppliers might pay us a fee to be certified as ReposiTrak compliant. Suppliers might pay to be given preferential placement in our search results, sort of Google like, and suppliers might actually run ads on our search pages.

Another option we are trying is a revenue share program. In this case, we would receive a portion of the revenue for commerce that we facilitate by introducing a replacement supplier to a retailer. We have already put a number of these agreements in place, and obviously, this method would, if successful, by far be the largest revenue driver for us. In fact, just as an interesting side note, one of our suppliers is in the process of potentially doing business with two new retailers and nearly 2,300 stores added to his footprint, we facilitated this. He is trilled, so are we.

A third option, Similar Supplier might actually be used as a driver for cross selling activity. We are exploring offering preferential search placement to suppliers that use our compliance solution to become Tier 2 Supplier HUBs. So, lots of options. Over the next four to six quarters, we will evaluate each of these options and determine the optimal path forward, while we continue to generate tremendous profitability and cash flow from our core business.

This weekend I came across a much better way to express our strategy than I have been able to articulate in the past. It is is a quote from Warren Buffet from the Berkshire Hathaway shareholder meeting last week. Here is it.

“So, we think in terms of that moat and the ability to keep its width and its impossibility of being crossed as the primary criterion of a great business, and we tell our managers we want the moat widened every year. That doesn't necessarily mean the profit will be more this year than it was last year because it won't be sometimes. However, if the moat is widened every year, the business will do very well“.

This has actually been our focus: building moats around our business to protect us and to differentiate us from what historically has been a competitive space. We have built this moat by looking at where we were within the context of our customers’ work flow across the supply chain and launching a solution that was immediately antecedent to that activity.

So, for example, compliance was the moat we built around our supply chain business because we recognized that before a buyer could transact efficiently with a supplier, they needed to vet the supplier, and MarketPlace is the moat around the compliance business because we recognized before a buyer could vet a potential supplier, they actually needed to find it. What better way to help our customers do this than by giving them a way to find new suppliers that were pre-vetted by our compliance solution.

Simply put, we now have a moat around our business that lets us build out the scale and scope of our network of buyers and suppliers in a strategic and deliberate manner, all the while generating very strong profits and cash flow. MarketPlace is the crowning achievement in our view of the strategy, but we are still very early on.

Let me summarize, we told you MarketPlace would be significant, and it is. It has generated more revenue for us than any prior product launch in our history in the same period of time. We are still early in the process and we have plenty of obstacles that lie ahead but we’re quite optimistic.

We said we would add two new buyers before fiscal year end and we have exceeded that goal. We now have six buyers in MarketPlace, two of which are new customers for us. Importantly, we now believe MarketPlace will actually continue to attract new customers and therefore actually drive in our sense what we call the scale of the network.

We said we would explore various use cases and we have. We introduced three new use cases and we did all this while tripling our profitability.

We said MarketPlace would add variability to our quarterly revenue, and it has, and this is a function of the transactional nature of the business. This will continue to be the case until MarketPlace’s adoption scales and it begins to diversify its own revenue contribution to the Company.

Over the next few quarters we will continue to drive MarketPlace forward, and because we have such a strong moat around our business, we are quite confident. We will do this in a strategic and deliberate manner so that we maximize each component and continue to generate those profits to cash flow.

To judge our progress in Fiscal 2020, I would have you look at some of these things as measure. First, we will increase the number of participation in he marketplace. By the end of Fiscal 2020, we would expect to have a dozen or more buyers using MarketPlace, up from just a handful today.

Secondly, we will see increased cross selling and deeper penetration of existing services. By the end of fiscal 2020, we expect to see an increase in the revenue per existing connection. As Fiscal 2020 develops, much of our emphasis will be on expanding our footprint with our current customers. It is important to note by the way that our Company could literally double in size over the next few years by expanding our existing customers use of our services. We will be focused on doing just that.

Third, we will introduce some new monetization models for MarketPlace. Right now, as I mentioned, we are still exploring monetization models, but by the end of 2020, we will have evaluated various monetization ideas, and we should have a clear path forward for how we will generate profitable revenue from all of the use cases we end up supporting.

We will also prioritize use cases of MarketPlace by the opportunity each one presents. Now, for the short term, we actually expect to see now an acceleration of our supply chain business, including a relationship that is new to us with one of the largest footprint retailers in the U.S. We expect that to be significantly revenue producing over the next several year. As we look to 2020, overall we expect our goal will be to drive the network scale to over 400,000 connections from its current 340,000, a large growth in a single year but we are quite optimistic that it is possible for us to accomplish.

But, through the strategic and deliberate execution of our strategy, we will continue to expand both the scale and the scope of the network of suppliers, accelerate revenue growth, all the while generating significant profitability and cash flow, and that in turn we are sure will enhance shareholder value.

Okay. So now, I guess we are open to some questions.

Operator:

At this time, if you would like to ask a question, please press star, then one on your touchtone phone. You may withdraw yourself from the question queue at any time by pressing the pound key. Once again, star, then one if you'd like to ask a question.

Our first question comes from Thomas Forte with DA Davidson. Please go ahead. Your line is open.

Thomas Forte:

Great. Thanks for my question. So I've two. Randy, you've talked in the past or we've talked in the past about the fear of Amazon and how that's inspiring food retailers and retailers in general to more warmly embrace technology, and how that might be a catalyst for your sales. In the last quarter, they had their third significant price reduction at Whole Foods. So, I wanted your updated thoughts on that.

Then second if you could circle back on marketplace, I think you made a comment about changing your strategy so you'll be less impacted on a near-term basis based on seasonality. Can you go through that one more time for me please? Thank you.

Randy Fields:

Okay. Just a voice test because I had to change phones. Can you hear me okay Tom?

Thomas Forte:

Absolutely. Yes.

Randy Fields:

Okay. Let's see. In reverse order let me go to your first question. Amazon is not so much through Whole Foods, but Amazon's existence is fundamentally changing that view that people have of technology. Let me tell you where we currently see the pressure and we're responding to it, and actually the market response to what we're doing is pretty exciting.

The advantage that Amazon has is in-stock, meaning that if you go to a typical supermarket today, you're going to find anywhere from 8% to 15% out-of-stocks. It hasn't improved in the last decade. But the advantage that Amazon has is, if you're a shopper there, and I suspect you are, the fact is rarely do they have an out-of-stock, and now as they move to next-day-delivery, the concept of out-of-stock is going to become more important. Well, a major piece of what we do in our supply chain business is to help supermarkets identify looming, looming meaning coming out of stocks, where they don't have enough on the shelf given the forecasted demand. Our specialty has been in the direct store delivery area, and nicely enough, we've retooled what we're doing. There's really new marketing messages and our our account management staff is now aggressively contacting our accounts and working with them on our out-of-stock stuff. We expect that this is going to give a nice shot in the arm to our supply chain business, and our current view in the current quarter is that supply chain is going to have an excellent quarter. It is resourced differently than marketplace and compliance, so we can put the accelerator on there a little bit without impacting the rest of what we're doing. So Amazon is having a pretty extensive impact across the industry, but honestly it's not true Whole Foods. Whole Foods seems to have received it from people's minds in terms of the Amazon competitive threat.

They have however, and this is important, Amazon has announced that it intends to get deeper into brick and mortar retailing of groceries, and it may intend, as it's suggested, buying some small regional chains around the country, not to add to Whole Foods, but an entirely different retail idea. If they do that, obviously there is no way of knowing what the impact is, but I suspect that may be a bigger threat and galvanize the industry more than the Whole Foods acquisition did. Does that give you what you were looking for in Whole Foods? It's not pricing at Whole Foods that causes people concern. That's not an issue?

Thomas Forte:

Yes. Thank you.

Randy Fields:

Okay. Then from a marketplace and seasonal, the so-called first use case that we have, which is working with retailers, with store-level ordering, promotional items, seasonal items, new items, etc., is highly dependent on seasonality, weather, or things like that, but that's why people use us. So, it's a very interesting use case and only at scale with many users will it cease to be as transactional, impactful quarter to quarter as it is today. We did shift resource from that particular use case last quarter and moved it to what we think is the most important use case, which is what we're calling similar supplier.

The second use case, by the way, is becoming more interesting, which is the one we mentioned last quarter where one of our current customers that was not a customer at the time came to us and said, "We've got a product that is now sold out. Our current supplier can't help us. Can you help?" and literally, because of what we know about suppliers and their compliance and their abilities, we were in touch with nearly 60, 6-0 suppliers of that product. They came back to us after we found the emergency product for them, if you will, and now they've allowed us, and I think we're just about complete with the order, they're going to have us be, in essence, their supplier for all of that product next year. So, one small success led to an expansion of the relationship, and we think that this is, again, an interesting niche for us to fill. To be clear, we never think about marketplace being a mainline marketplace. They're not going to buy Kraft's macaroni and cheese inside our market. That's not the idea. We will always be the replacement vendor, the add-on vendor, the new idea. We will always operate at the periphery of any given retailer's business.

On the other hand, we think that the potential in that is enormous and that's why we're devoting as much time, which is the scarce resource we have, time and focus on the activity. I think we mentioned, and here's the numbers to imagine. Now that we're at call it 84,000 facility level kinds of connections, here's what we can say definitively. Something around 15% to 30%, and we usually say 20% to 25% to narrow the range, 20% to 25% of the vendors choose or cannot become compliant. So what we think is, over time those vendors have to be replaced. This is an industry with a spend of around $700 billion a year. Even though many of those vendors are the smaller vendors, that spend is still likely somewhere in the 10% area. So, that means something around $70 billion of spend is going to have to go from the incumbent suppliers that are non-compliant to a group of suppliers that are more compliant. We are targeting ourselves to be right in the middle of that shift. So, we recognize that we're putting a lot of focus and energy on getting this part of our marketplace up and running. It's a tremendous adjunct to what we're doing for our compliance management business in and of itself because we're creating this problem of showing people the bad actors. But, we think even if it's not week-to-week or month-to-month, that this is the right place for us to focus and should result ultimately in a much larger business. Was that the answer, Tom?

Thomas Forte:

Yes, thank you, Randy.

Randy Fields:

Got it. Thank you.

Operator:

Thank you. Our next question comes from Ananda Baruah, with Loop Capital. Please go ahead, your line is open.

Ananda Baruah:

Hi, good afternoon guys. Thanks for taking the question and thanks for all the details so far. It's really helpful. If I could, just Randy quickly, could you go back to the sales force reorganization and just walk us through in a detailed fashion what the thinking behind it is. I know there were some comments in the press release, you made the comments on the call but, a little bit of the deeper thinking and then talk about specifically what was accomplished so far and what remains to be done, and then I have a couple of more, thanks.

Randy Fields:

Okay. So we actually have a more complex business than it probably appears at the surface. When we describe that then you'll see how we've organized ourselves to I think put ourselves in the middle of the customer flow. At the end of the day, we have customers who are retailers and wholesalers on the one hand and suppliers on the other. Each of them is touched by one or more of our products. Our core belief is that every customer has to have a single point-of-contact into our business. That's almost an inviolate principle that, if we have multiple people inside our Company calling to a customer, each one is showing him the shiny new object this week, we will make our customers crazy. They're busy, they're sequential in nature, they're risk averse, they're slow. That's the characteristic of the industry. They want one throat to choke as they say. They want one person to talk to for everything that we do for them.

So, we now have three different organizations. One organization touches the suppliers when they only do compliance with us. We call that group the success team. We have another group of people that only deal with hubs, meaning, retailers, wholesalers or even suppliers that use us with their supply chain for any activity. So, it could be a hub that does game-based trading with us and its suppliers do scan based trading or replenishment etc. There could also be a hub managed by that group of account managers as we call them that just does compliance. Now we have yet a third group of people that we call partners who are responsible for expanding our footprint with our existing customers and bringing in net new names. It's the first time we've been organized that way and each of those teams now has clear responsibility without bugging customers and making them crazy. So, it should have a pretty salutary impact on what we do. Once it's fully—it is not fully operational yet. It's only been re-orgd in the last four to six weeks but it's coming along nicely.

Ananda Baruah:

Got it. That's super helpful. I guess, just in your guys view, you mentioned that this is my term but I guess friction or impact in the March quarter from the re-org. Do you believe that impact, the friction can be resolved during the June quarter or is the tail longer than that? Or could the tail be longer than that?

Randy Fields:

Well, the truth of the matter is that getting 20,000 participations at the category level, I mean, I just like everybody to please think, holy moly, you started out with a few 100 and a few months later you have 20,000 participations. That was herculean in terms of effort. Everybody was scrambling to get it done. It's made us extremely proud of the effort. So, we did the re-org at the same time that we were doing that. So it was all hands on deck. Even yours truly was helping to move that mountain because it was gigantic. On the other hand, the feedback so far from the one or two beta users of similar suppliers search are astounded. I mean, one, this just happened. One of the largest retailers in the U.S. in the top five was a customer of ours. Was looking for private label pasta. These guys are very sophisticated. It's one of the largest and they came to us and said, "What have you got in your system?" And we gave them a list of names for private label pasta. The buyer was astounded. He said, "my God". He said, "I've done a huge amount of research in this category". He said, "I've used Google, I've used every source I could find and there's at least four names on this list that I never would've thought of. This is tremendous". So that's the kind of response that we're looking for where a buyer can go in and get more options from an alternative or new vendor if you will than the otherwise could get. So we're not at the end of—remember we're still putting a lot of focus on this. We've got to bring buyers in, get them used to using it. Beta kinds of buyers for now and there's no monetization in place. We're experimenting with monetization. So we recognized a lot of our focus will be on marketplace and over the very short term, it will not produce much incremental revenue.

However, it is our future. We need to get to the point that we can make a decision that marketplace is just an add-on to compliance or it becomes the center of our plate, and we need to get to where we know as quickly as we can. So, there's probably a longer tail than the first part of this quarter as we get the re-org going but they're starting to come together and coalesce with going out to our existing customers. A big piece of our focus as I said for the next year, is expanding the footprint of our existing customers, and I expect that they'll have some salutary impact, call that cross-selling is really what the term should be. I think we'll start to see some impact even in this quarter from that activity.

Ananda Baruah:

That's really helpful. I'm going to just ask one more and then I'll cede the floor for now. So just dovetailing off of that Randy, what can you tell us about how we should think about revenue cadence in the coming quarters? Maybe not through Fiscal 2020 but maybe through calendar 2019?

Randy Fields:

Thank you. Good questions. I love questions that don't have to do with how's this month going. As we now re-org the sales force, as we begin to move this particular use case of similar supplier to the market, meaning, getting four or five or six actual users, that's going to take us a few months. Then we're going to have to come back and test the monetization ideas. So, that probably puts us in the first quarter of 2020. That ought to begin to have a little bit of impact. That also begins to free up resource to go back to the other use cases in marketplace. So, I would expect that the balance of this calendar year as opposed to fiscal year, we'll see certainly positive trends and certainly more positive trends than what we've seen in the last couple of quarters internally. So, the outlook is good but we can't get our eyes off getting marketplace into the center of the plate. Except that, it's one that when we started that I think I said just like compliance that will either be a big deal or nothing. It increasingly looks like it's going to be a big deal but we've got to do the experimentation on monetization and I hope somebody will ask me a question about that because there's so many options of doing that. But, it will begin to make an impact sometimes in the course of this calendar year as opposed to fiscal year.

Ananda Baruah:

Got it. It sounds like you're saying supply chain, you expect at least to have sounds like a strong June quarter.

Randy Fields:

Yes.

Ananda Baruah:

Then so for compliance I guess just for the balance of the business, should we think about it a little—I'm just trying to think about the seasonal trends. June quarter from March and the September quarter from June off of the March results. Should we think of, sounds like supply chain give you a little advantage and typical seasonal causes a little bit of a lift there. Should we think of compliance as being seasonal as well?

Randy Fields:

It's not--yes. In the case of compliance, it's less the seasonalities than the focus. Remember it's the same team that does the marketplace activity and the compliance activity. So, as we can free up their resource, we can begin to bring new expansions into the fold, if you will, of compliance. The area that concerns me the most and we haven't cracked the code the way I would like to because we had to push it off to the side, but we're coming back to now, is we want to rapidly increase the cadence of our tier two sign-ups. I'm not satisfied with how we're doing there. We've got lots of focus on that right now. It's probably the number two focus in the business, these tier two hubs. Remember they're small, they don't make a big financial impact in any given quarter. But, it is our future and we expect over the next several years to sign up not just a hundreds, but potentially thousands of people. So we've got to get the cadence moving.

What's the way to scale it up massively from where we are? That's probably my second biggest focus. So, it's actually starting to work. The last week has been really interesting as we've been able to shift a little bit of resource to it. A lot of attention from senior management on it. So, by the third quarter of the calendar year; first-quarter of our next fiscal year, I want to see a big improvement in what we're doing in our tier two hubs. So, I think we're pretty close to cracking the code. And I hope to have some fun reports about that in our next call.

Ananda Baruah:

That helpful context. I want one more follow up to that point and then they will get off here. So would you be comfortable with flattish revenue for the June quarter off of March and then you begin to get a little bit of lift in the second half of the year calendar is safe from tier two maybe in September and then from more marketplace in the December quarter? Is that a fair way to think about it?

Randy Fields:

Sounds like you're asking you for guidance. Well, the answer is…

Ananda Baruah:

(Inaudible)

Randy Fields:

I know. I think the answer is we're going to the very best that we can without in any way impacting our customers' success and I'm not just using words here. But, if we can get enough resource to go back to the other use cases of marketplace, then we'll have a significant impact on the quarter from marketplace. Otherwise that impact won't happen until the third quarter. We're trying to play the long game here. We're trying to make absolutely sure that what we're doing can be well-executed. So, I don't know that we have a flattish or positive view of the quarter. It's not so much that as the execution of what we're doing. So I'm not being very helpful, but it's not because I don't want be.

Ananda Baruah:

Got it. That is helpful. I appreciate it.

Randy Fields:

Well, let me make an interesting point, because we always are surprised at what we do when we haven't done it before. When we said about, when our customers said to us, it's not quite point blank, but when we showed them similar supplier. Somebody that had senior experience said something to us that was pretty interesting. They said years ago a company called Ariba that was ultimately purchased by SAP attempted to have a marketplace different than ours, but still a marketplace. They said what happened was that they brought buyers to the table first. The buyers would go in and look for something call it household cleaning supplies. Every search they did came back empty. So, they would try searching a couple of times or three times they went, "To hell with this. There's nothing here." So they said they had ultimately failed because they didn't have suppliers. When we heard that insight. We went, "Oh my God. That's exactly right." So, if you remember our original idea really was, if we have the buyers the sellers will come. It turns out that was probably wrong. Thank God we didn't go down that road very far. Because what we've concluded is, if we have the sellers, the buyers will come. So we've done this now with our Customer Advisory Board. When we showed it to them, and I'm not kidding, I mean we have audio to support this. The head of our Customer Advisory Board, very well-known retailer here in the U.S., first said, "My God." He said, "You did this so fast. This is really remarkable, but beyond that this is an invaluable tool." So we've been working with them to tune it up and make the search even more important. But we're on to something. I can't guarantee.

My surprise was this. When we decided to go get suppliers, my thought was well, maybe if we really are focused on it this quarter and push everything off to the side, maybe we can get up to 3,000 to 5,000 category participations. We ended up at 20,000. We're actually now just think about 21,000, 20,000 category participation. You can search for virtually any category of anything and we're going to bring you back some people to talk to. It's pretty remarkable. We sure as hell exceeded our own expectations about what we could do. The customers that are looking at it now and we're going to encourage them. We have to figure out how do you get people to use it day-in-day-out. But without laying out too much of our competitive position here, we think we see the path to victory. It's going to take some time because you have to get people used to the idea of using us as, "I need a tomato paste supplier, where do I go?" We're trying to get them not to go to Google and do tomato paste. But go, "ReposiTrak, they've got the right guys. Here tomato paste. Oh my God look at this."

 So one other thing. I'm sorry I don't mean to be long-winded, but this is interesting. The more participations that we have, the greater the revenue opportunity, if you think about that. If you do a search right now and let's suppose for the sake of argument also now that we only had two tomato paste guys. You look for tomato paste and brings back two. How do I go to those two guys and charge them for positioning on search like Google does? I can't. They both show up on Page 1, right? So, what we really needed was to get to the scale and I think we're there. I think at 20,000, if you do what we did just the other day. Coffee. You want to coffee vendor? We'll give you 90 of them, 9-0 coffee guys. Holy moly. So what does that mean? That means do you want to show up on Page 1, take your checkbook out. You want to show up on Page 1, use ReposiTrak as your compliance management system for your suppliers. It's business creating lots of opportunities because it exceeded our expectations. Practically that we've got to figure out what are the different ways to make money from all that. It's pretty exciting. It's very exciting right now. So we're scrambling because you've got to think about, wow, how do we get this monetized? There's advertising, there's placement, there's users and you show up at the top, there's revenue sharing opportunities. I mentioned one of those in my remarks where we already have taken a coffee guy strangely enough. A rapidly growing coffee guy and he said, "Look, I'll do scan based trading with you. Help me find more retailers." We did. So, we've got him negotiating now with 2,300 stores, I think. He's thrilled, we're thrilled.

So, it's starting to work. We just have to figure out all the monetization ideas and that takes focus and time. I don't think I can speed it up but we're on it. We're on it.

Ananda Baruah:

Thanks Randy. The context and the detail is really helpful. I appreciate it.

Randy Fields:

Thank you guys.

Operator:

Thank you. There are no additional questions in queue at this time. This does conclude today's conference. We appreciate your participation. You may disconnect at any time and have a great day.